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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2018

AGILITI HEALTH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-20086 (Commission File Number)	41-0760940 (IRS Employer Identification No.)

6625 West 78th Street, Suite 300
Minneapolis, Minnesota 55439-2604
(Address of Principal Executive Offices)
(Zip code)

952-893-3200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

Amended and Restated Agreement and Plan of Merger

        On December 19, 2018, Agiliti Holdco, Inc., a Delaware corporation ("Agiliti Holdco"), the parent company of Agiliti Health, Inc., a Delaware corporation ("Agiliti Health"), entered into an Amended and Restated Agreement and Plan of Merger (as further amended from time to time, the "A&R Merger Agreement") with Federal Street Acquisition Corp. ("FSAC"), Agiliti, Inc. ("Agiliti"), Umpire SPAC Merger Sub, Inc., Umpire Cash Merger Sub, Inc., solely in its capacity as a Majority Stockholder, IPC/UHS Co-Investment Partners, L.P., solely in its capacity as the Majority Stockholder and Stockholders' Representative, IPC/UHS, L.P. (together with IPC/UHS Co-Investment Partners, L.P., "IPC"), and, solely for Sections 1.6 and 9.12 of the A&R Merger Agreement, Umpire Equity Merger Sub, Inc. The A&R Merger Agreement amended and restated the terms of the Agreement and Plan of Merger entered into by Agiliti Holdco and the parties thereto on August 13, 2018 (the "Original Merger Agreement") by, among others, (i) reducing the aggregate consideration (the "Aggregate Consideration") to be paid to holders of equity interests in Agiliti Holdco (the "Selling Equityholders") as of the time immediately prior to the business combination from approximately $1.58 billion to approximately $1.44 billion; (ii) providing that the Aggregate Consideration will be payable solely in cash, rather than a combination of cash and Agiliti common stock, and in turn both removing the Maximum Equity Condition and modifying the Minimum Cash Condition (as each such term is defined in the definitive proxy statement/prospectus filed by FSAC on October 10, 2018) to remove the ability of the Selling Equityholders to elect to receive Agiliti common stock in lieu of cash, although Agiliti Holdco optionholders will receive 25% of the Aggregate Consideration to which they are otherwise entitled in equity interests of Agiliti; (iii) providing for certain adjustments with respect to the calculation of the Aggregate Consideration; (iv) removing the condition to Agiliti Holdco's obligation to complete the Business Combination that the Agiliti common stock be approved for listing on NASDAQ, although this remains a condition to FSAC's obligation to complete the Business Combination (absent a waiver by FSAC and Agiliti); and (v) removing IPC's board nomination rights and registration rights. The A&R Merger Agreement also provides that Agiliti Holdco will not, prior to January 9, 2019, exercise its right to terminate the A&R Merger Agreement as a result of the transaction not having been consummated prior to the outside date.

        The foregoing summary of the A&R Merger Agreement is qualified in its entirety by reference to the text of the A&R Merger Agreement, a copy of which is expected to be filed as Exhibit 2.2 to a Current Report on Form 8-K to be filed by FSAC on or about December 20, 2018. The representations and warranties contained in the A&R Merger Agreement were made only for purposes of the A&R Merger Agreement and as of specified dates. The representations, warranties and covenants in the A&R Merger Agreement were made solely for the benefit of the parties thereto, are subject to limitations agreed upon by the contracting parties, including being qualified by disclosures made for the purposes of allocating contractual risk among such parties instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Agiliti, FSAC, Agiliti Holdco or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the A&R Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Press Release and Investor Presentation Slide

        On December 20, 2018, FSAC and Agiliti Health issued a joint press release announcing that FSAC had amended the terms of the Original Merger Agreement with Agiliti Holdco and entered into a subscription agreement with an affiliate of Thomas H. Lee Partners, L.P.

        FSAC is also filing an investor presentation slide.

        A copy of the press release and investor presentation slide are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2 and incorporated herein by reference.

        The information contained in Exhibits 99.1 and 99.2 is being furnished pursuant to Item 8.01 and will not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor will it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01.    Financial Statements and Exhibits

(d)
Exhibits—See Exhibit Index

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Federal Street Acquisition Corp. and Agiliti Health, Inc., dated December 20, 2018.
99.2	Investor Presentation slide.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Agiliti Health, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agiliti Health, Inc.
By:	/s/ James B. Pekarek James B. Pekarek Executive Vice President and Chief Financial Officer

Date: December 20, 2018

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  Item 8.01 Other Events.
  Item 9.01. Financial Statements and Exhibits
SIGNATURES